Exhibit (n)(4)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion of our report dated December 6, 2016, with respect to the consolidated financial statements of Media Recovery, Inc. as of September 30, 2016 and 2015 and for the years ended September 30, 2016, 2015 and 2014, included in the Registration Statement on Form N-2 and related Prospectus of Capital Southwest Corporation filed with the Securities and Exchange Commission. We also consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in such Registration Statement and related Prospectus.

/s/ Whitley Penn LLP

Dallas, Texas
September 7, 2017